Exhibit 10.32

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Separation Agreement” or this “Agreement”) is dated as of February 2, 2010, by and between PSS World Medical, Inc. (the “Company”) and David A. Smith (“Executive”).

WHEREAS, Executive is currently employed by the Company in the position of Chairman of the Board, Chief Executive Officer and President, pursuant to that certain Amended and Restated Employment Agreement between Executive and the Company, dated December 29, 2008 (the “Employment Agreement”); and

WHEREAS, the parties have mutually agreed that this Separation Agreement shall set forth all the terms and conditions of the termination of Executive’s employment relationship, without setting precedent.

NOW, THEREFORE, in consideration of the foregoing and the following agreements, covenants, terms and conditions, the parties agree as follows:

1. Termination. Executive’s employment with the Company and all of its subsidiaries and affiliates will end on February 2, 2010 (the “Date of Termination”). Executive’s termination shall be a termination without “Cause” (as defined in Section 7(b) of the Employment Agreement). Executive hereby waives written notice of termination by the Company as required by Section 7(d) of the Employment Agreement. Executive hereby resigns his position as a Director on the Company’s Board of Directors and all other positions he holds, including as an officer or director, at the Company or any of its subsidiaries and affiliates, effective as of the Date of Termination.

Pursuant to and in accordance with the policies and the agreements referenced below, the Company shall pay or provide to Executive the following amounts or benefits:

A. Accrued Obligations. The Company will pay to Executive in a lump sum within 30 days after the Date of Termination the sum of Four Thousand Two Hundred Sixty-Nine Dollars and 35 Cents ($4,269.35), which represents (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, and (2) any accrued vacation pay, to the extent not theretofore paid.

B. Outstanding or Unpaid Expense Reimbursements. The Company will reimburse Executive for reasonable and proper business expenses incurred by Executive prior to the Date of Termination in the agreed amount of $2,500.00. In addition, the Company shall reimburse Executive’s reasonable attorneys’ fees and expenses incurred in the negotiation of this Separation Agreement (not to exceed $25,000).

C. Employee Benefits. The Company will make no further contributions on Executive’s behalf into the Company’s 401(k) plan or the Officers Deferred Compensation Plan following the Date of Termination. Executive may leave Executive’s current balance in the Company’s 401(k) plan or transfer those 401(k) funds, at Executive’s discretion, subject to the terms of the Company’s 401(k) plan. Executive’s balance in the Officers Deferred Compensation Plan will be paid to Executive in accordance with the terms of such plan. Executive shall not be entitled to participate in any other employee benefit plans of the Company or its affiliates (other than pursuant to continuation of health and welfare benefits as provided in Section 2B hereof) following the Date of Termination.

D. Outplacement Counseling Expenses. The Company shall, within 30 days after receipt of reasonably documented invoices therefor, reimburse Executive’s actual cost (not to exceed $60,000) for outplacement and counseling expenses incurred within one year after the Date of Termination; provided, however, that such reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall in no event be later than December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s rights to such reimbursement pursuant to this Section shall not be subject to liquidation or exchange for another benefit.

E. Outstanding Equity Awards. All of Executive’s outstanding equity incentive awards, including without limitation, stock options, performance shares and performance-accelerated restricted stock awards, that are not vested as of the Date of Termination shall expire and be forfeited on the Date of Termination. The 89,137 vested stock options held by Executive may be exercised for a period of up to three months after the Date of Termination (i.e., until May 2, 2010 or the earlier expiration date of such options) and, to the extent not exercised, will expire at the end of such period.

2. Consideration for Restrictive Covenants and Release. Provided that (i) Executive continues to comply with Section 13 of the Employment Agreement (as extended and incorporated herein), and (ii) Executive does not revoke the Release included in Section 5 of this Separation Agreement (the “Release”) within the revocation period set forth therein, the Company shall provide the following consideration to Executive:

A. Severance Payment. Pursuant to Section 8(a)(i)(B) of the Employment Agreement, the Company agrees to pay to Executive the amount of Two Million, Seven Hundred and Eighteen Thousand Dollars ($2,718,000.00), subject to required withholding deductions (the “Severance Payment”). The Severance Payment constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and Executive is a Specified Employee (as defined in the Employment Agreement) as of the Date of Termination. Consequently, the Severance Payment shall be paid in a lump sum on the earlier of (i) the first day of the seventh month following the Date of Termination, or (ii) the date of Executive’s death.

B. Welfare Benefits. Pursuant to Section 8(a)(ii) of the Employment Agreement, for a period of two years after the Date of Termination (the “Welfare Benefits Continuation Period”), the Company shall continue benefits to Executive and/or Executive’s eligible dependents any group health benefits to which Executive and/or such dependents would otherwise be entitled to continue under COBRA, or benefits substantially equivalent to those group health benefits that would have been provided to them in accordance with the welfare plans, programs, practices and policies described in Section 5(c) of the Employment Agreement if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during the Welfare Benefits Continuation Period with respect to Peer Executives and their families (“Welfare Benefits”), provided, however, that if (i) Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the Welfare Benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (ii) the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (iii) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (iv) the reimbursement of an eligible taxable expense shall be made no later than December 31 of the year following the year in which the expense was incurred; and (v) Executive’s rights pursuant to this Section shall not be subject to liquidation or exchange for another benefit.

C. Restrictive Covenant Extension Payment. In consideration of the extension of Section 13 of the Employment Agreement as provided in Section 3 of this Separation Agreement, the Company agrees to pay Executive the amount of Six Hundred Eighty Thousand Dollars ($680,000.00) (the “Restrictive Covenant Extension Payment”). The Restrictive Covenant Extension Payment shall be paid within 15 days after the Date of Termination provided that Executive has not revoked the Release within the revocation period set forth therein. Such payment shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

3. Restrictive Covenants. Section 13 of the Employment Agreement contains restrictive covenants which specifically survive the Date of Termination and are incorporated by reference herein; provided however, that the Restricted Period shall extend until twenty-four (24) months after the Date of Termination, rather than eighteen (18) months. Both parties agree that this extension is reasonable and that twenty-four (24) months is a reasonable time period for the Restricted Period, particularly given Executive’s having held the positions of CEO and Chairman of the Board of the Company and having had extensive access to, and knowledge of, trade secrets and confidential information.

4. Adequate Consideration. Executive acknowledges and agrees that the Severance Payment, Restrictive Covenant Extension Payment and Welfare Benefits referred to in Section 2 of this Separation Agreement, the Company’s agreement to resolve any and all issues and disagreements between the parties with respect to Executive’s employment, and the other promises and agreements made by the Company in this Agreement constitute adequate and ample consideration to which Executive would not otherwise be entitled but for Executive’s compliance with the restrictive covenants set forth in Section 13 of the Employment Agreement (as extended and incorporated herein) and Executive’s execution of the Release for the obligations imposed upon Executive by virtue of this Separation Agreement and for the rights and claims Executive is waiving under the Release. Executive acknowledges that the Company has no further obligation to Executive, including to pay any additional amounts of money, other than as set forth in this Separation Agreement.

5. General Release.

A. In consideration of the Company’s payments, promises and covenants as recited in this Separation Agreement, with respect to which this Release is an integral part, Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its parent corporations, subsidiaries, and affiliates and their respective officers, directors, stockholders, trustees, employees, agents, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, whether or not arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to include, without limitation, all actions, causes of action, claims or demands for any damage, loss or injury arising from the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2002(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of if obligations to Executive under the Separation Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, articles of incorporation, Florida law or otherwise.

B. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Separation Agreement, he has released and waived any and all claims he has or may have as of the date of this Separation Agreement for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Separation Agreement; that he in fact has consulted a knowledgeable, competent attorney regarding this Separation Agreement and the Release; that he may, before executing this Separation Agreement, consider the Release for a period of twenty-one (21) calendar days; and that the consideration he receives for the Release is in addition to amounts to which he was already entitled. It is further understood that Executive may revoke the Release within seven (7) calendar days from the date of execution hereof and that Executive may not revoke it after that time.

6. Recoupment and Cessation of Payments. In the event Executive breaches Section 13 of the Employment Agreement (as extended and incorporated herein), Executive understands and agrees that (i) Executive will repay to the Company the full amount of the Severance Payment received by Executive pursuant to Section 2A hereof and the full amount of the Restrictive Covenant Extension Payment received by Executive pursuant to Section 2C hereof, and (ii) the Company’s obligation to furnish the Welfare Benefits under Section 2B hereof will cease and Company shall have no further obligation therefor other than any rights that Executive may have under COBRA. For the avoidance of doubt, the remedies set forth in Section 13(g)(i) of the Employment Agreement shall continue to apply.

7. Executive Acknowledgement. Executive agrees that he has carefully read this Separation Agreement, including the Release, and is signing it voluntarily. Executive acknowledges that he has been and is hereby advised to consult an attorney and that he has been represented by counsel throughout the negotiation of this Separation Agreement. Executive acknowledges that he has had twenty one (21) days from receipt of the Release to review it prior to signing or that, if Executive is signing the Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke the Release within seven (7) days following the date of its execution by him. However, if Executive revokes the Release within such seven (7) day period, no Severance Payment will be payable to him under this Separation Agreement or the Employment Agreement and he shall return to the Company any such payment received prior to that date. For such a revocation by Executive to be effective, it must be received by the Company’s Vice President of Legal Affairs and Corporate Secretary, Joshua DeRienzis at 4345 Southpoint Boulevard, Jacksonville, Florida 32216, prior to noon on the eighth (8th) day immediately following his execution of this Agreement

8. Return of Materials. In further consideration of the promises and payments made by the Company hereunder, Executive agrees to return immediately, and before receiving payment under this Agreement, all documents, materials and other things in his possession or control relating to the Company, or that have been in his possession or control at the time of or since the termination of his employment with Company, without retaining any copies, summaries, abstracts, excerpts, portions, replicas or other representations thereof. Such documents, materials and other things shall include, without limitation, all product specifications, contracts, product and service lists, computer equipment, computer software, computer data, databases, other information compilations, pricing information, financial information, information regarding legal issues, product supply information, information and materials supply information, vendor information, customer identify information, customer status and financial information, product development information, source code information, object code information, human resources information, marketing materials and other documents, materials and things related to the Company, its customers, its business partners or its products, and security access badges, any credit or phone cards provided by or through the Company, and any equipment (including, but not limited to, cell phones, pagers, laptops, palm pilots or other personal computing devices, and/or other computers) that were issued by or are owned by the Company. The Company acknowledges, subject to final confirmation, that Executive has possession of only one (1) cellular telephone and one (1) computer that are property of the Company.

9. Press Release. A press release agreed between the parties is attached. To the extent determined by the Company to be required by law, such press release and a copy of this Agreement will be filed as exhibits to the Company’s public filings with the Securities and Exchange Commission.

10. Confidentiality. In addition to the continuing confidentiality obligations of the Executive under the Employment Agreement, the Company and the Executive agree that the circumstances leading to the execution of this Separation Agreement are strictly confidential, shall be kept confidential and shall not be disclosed at any time to any person or entity, except as follows: (1) only as necessary in the course of preparing and filing appropriate tax returns or dealing with federal or state taxing authorities and only to those tax preparers or taxing authorities with a clear need to know; and (2) as required by law to be disclosed to federal or state regulatory agencies or investigatory bodies. It is expressly understood, however, that it is the parties’ intent to strictly enforce the terms of this confidentiality provision if there is a breach of this provision of this Agreement. Notwithstanding the foregoing, the Company shall not be held responsible for disclosures made by its current or former employees or any other persons that have not been authorized by the Company. In the event that either party is requested or required (by deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose information otherwise prohibited from being disclosed pursuant to the foregoing sentences, it shall, to the extent legally permissible, provide the other party with prompt written notice of any such request or requirement so that the other party may, if time permits, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 10, and, if the other party seeks a protective order or other remedy, shall provide such cooperation as the other party shall reasonably request. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other party, such party is nonetheless, in the opinion of its legal counsel, legally compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party may, without liability hereunder, disclose to such tribunal only that portion of such information that such counsel advises is legally required to be disclosed. Such written notification and any other notifications shall be sent as provided for notices generally under this Agreement. The Company and Executive also agree that if one party breaches this provision, the other party shall be released from its confidentiality obligation under this provision to the extent of making a public response to the breach and that if Executive disparages the Company or its management, business or products, the Company shall be released entirely from its obligations under this provision.

11. Entire Agreement. The following sections of the Employment Agreement shall survive the Date of Termination, are incorporated herein and remain in full force and effect (the “Surviving Employment Agreement Provisions”): Section 11 (Costs of Enforcement), Section 12 (Representations and Warranties), Section 13 (Restrictions on Executive’s Conduct, as extended by an additional six months pursuant to Section 3 of this Separation Agreement)), Section 14 (Assignment and Successors), and Section 15 (Code Section 409A). The Surviving Employment Agreement Provisions and this Separation Agreement, including the Release, contain the entire agreement between the parties concerning the subject matter hereof and, except as expressly provided herein, supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including the Employment Agreement (other than the Surviving Employment Agreement Provisions), which shall have no further force or effect. Executive understands and agrees to the terms and conditions of this Separation Agreement which Executive is making freely, knowingly, and voluntarily.

12. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement, except Employee’s Release set forth in Section 5 of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. If the Release is found to be unenforceable, this Agreement shall be null and void and all consideration originally paid shall be returned by Executive to the Company.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Choice of Law; Forum Selection. The validity, interpretation and performance of this Agreement shall be governed by and controlled in accordance with the laws of the State of Florida, including said State’s choice of law rules. The parties hereto voluntarily submit themselves to the jurisdiction of the state or federal district courts in the State of Florida which shall have exclusive jurisdiction over any case or controversy arising under or in connection with this Agreement, including with respect to an action to remedy any breach of or otherwise to enforce the terms and conditions of this Agreement.

(e) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	PSS World Medical, Inc.
4345 Southpoint Boulevard
Jacksonville, Florida 32216
Facsimile No. (904) 332-3209
Attention: Joshua DeRienzis
Vice President of Legal Affairs and Corporate Secretary

Copy to:	David E. Brown, Jr., Esq.
Alston & Bird, LLP
950 F Street, NW
Washington, DC 20004-1404

To Executive:	David A. Smith
2720 Forest Mill Lane
Jacksonville, Florida 32257

Copy to:	Tony G. Powers, Esq.
Rogers & Hardin, LLP
229 Peachtree St. NE
2700 International Tower
Atlanta, Georgia 30303

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f) Return of Executive’s Personal Property. The Company and the Executive shall cooperate and agree on the means for retrieval and return of Executive’s personal property and effects located in the Company’s offices or facilities.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(signatures on following page)

IN WITNESS WHEREOF, the parties freely and voluntarily execute this Separation Agreement as follows:

PSS WORLD MEDICAL, INC.

By:
Delores M. Kesler
Lead Director of the Board of Directors

EXECUTIVE:`

David A. Smith